Exhibit 99.1

For Immediate Release	CONTACT:	Jim Floody
954-761-2200

March 9, 2009

BUTLER Appoints New CEO and Chairman of the Board

Ft Lauderdale, FL . . .  Butler International, (BUTL.PK) a leading provider of Engineering Support and TechOutsourcing Services, announced the appointment of Ronald Uyematsu as Chief Executive Officer and President and Thomas F. Comeau,  as Chairman of the Board.   Mr. Uyematsu has held numerous leadership positions at various companies including Agdenes Media, LLC.   Mr. Comeau has been the President of Swissport Fueling, a wholly-owned subsidiary of the Swiss Air Group.

Ronald Uyematsu, CEO of Butler International, stated “Butler has a 62-year history of providing quality services to our blue chip customer-base.  I look forward leading this organization into new territory.”

About Butler International

Butler International, Inc. is a leading provider of Engineering Support and TechOutsourcing services, helping customers worldwide increase performance and savings.  Butler’s global services model provides clients with onsite, offsite, or offshore service delivery options customized appropriately to their unique objectives.  During its 62-year history of providing services, Butler has served many prestigious companies through its industry groups which include aircraft/aerospace, federal/defense, communications, consumer and manufacturing and more.  If you would like to find out more about Butler’s value-added global services, please visit us on the web at http://www.butler.com.

Mindpower for a Changing WorldSM
World Headquarters
New River Center, 200 E. Las Olas Blvd.
Ft. Lauderdale, FL  33301
www.butler.com